Exhibit 10.2

AMENDED and RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of February 25, 2019 (the “Effective Date”), by and between Soliton, Inc., a Delaware corporation (the “Company”) having its principal place of business at 5304 Ashbrook Drive, Houston, Texas 77081, and Christopher Capelli (“Executive”), and the Company and the Executive collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Executive previously served as the Company’s Chief Science Officer (“CSO”) pursuant to that certain Executive Employment Agreement, dated as of September 1, 2014, between the Executive and the Company (the “First Employment Agreement”);

WHEREAS, the Company and Executive now both desire to amend and restate the First Employment Agreement in favor of this Agreement for Company to employ Executive as the Company’s Chief Executive Officer, President and Chief Science Officer (“CEO/SCO”) commencing as of the Effective Date, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.       Term. The term of employment under this Agreement (the “Term”) shall be for a one-year period commencing on the Effective Date and shall be automatically extended for an additional one-year period on the one-year anniversary of the Effective Date and each subsequent anniversary thereof, unless and until the Company or Executive provides written notice to the other party not less than ninety (90) days before such anniversary date that such party is electing not to extend the Term, in which case the Term shall end at the expiration of the Term as last extended, unless sooner terminated as set forth below. Following any such notice by the Company of its election not to extend the Term, Executive may terminate his employment at any time prior to the expiration of the Term by giving written notice to the Company at least thirty (30) days prior to the effective date of termination, and upon the earlier of such effective date of termination or the expiration of the Term, Executive shall be entitled to receive the same severance benefits as are provided upon a termination of employment by the Company without Cause as described in Section 7(a). If upon the expiration of the Term due to nonrenewal and neither Party has terminated Executive’s employment with the Company, Executive shall remain an at-will employee of the Company, provided that Executive’s employment shall not be covered by this Agreement (except for the applicable restrictive covenant provisions, which shall survive termination of this Agreement in all cases).

2.        Title and Job Duties.

(a)      Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as CEO/CSO. Executive shall report directly to the Board.

(b)      Executive accepts such employment and agrees during the Term to devote his full business and professional time and energy to the Company, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the the Board shall determine from time to time such other duties as may be assigned to Executive. Executive agrees to carry out and abide by such directions of the the Board. Executive’s principal place of employment shall be the principal offices of the Company currently located in Houston, Texas; provided, however, that Executive understands and agrees that Executive will be required to travel from time to time for business reasons.

(c)   Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder. The foregoing limitation shall not apply to Executive’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Executive’s responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre-approved by the Company). Notwithstanding any of the foregoing, Executive will be permitted to engage in the activities approved by the Compensation Committee and to purchase or own less than five percent (5%) of the publicly traded securities of any Person (as defined below); provided that, in the latter case such ownership represents a passive investment and that Executive is not a controlling Person of, or a member of a group that controls, such Person; provided further that, the activities described above do not interfere with the performance of Executive’s duties and responsibilities to Company as provided hereunder. As used herein, “Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

3.        Salary and Additional Compensation.

(a)      Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) of $425,000 in accordance with the Company’s normal payroll procedures. The Compensation Committee of the Board of Directors of the Company (the “Board”) shall review the Executive’s Base Salary no less than annually and may increase (but not decrease) such Base Salary during the Term.

(b)      Annual Bonus. For each compensation year during the Term and commencing with the 2019 compensation year, Executive will be entitled to receive an annual cash bonus (the “Annual Bonus”), payable with respect to each compensation year completed during the Term, within ninety (90) days of the completion of such compensation year. The final determination on the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of the Compensation Committee (or the Board, if such committee has been dissolved), based on goals and objectives approved by the Compensation Committee of the Board (or the Board, if such committee has been dissolved). The target Annual Bonus for the 2019 compensation year will be 35% of Base Salary. The term “compensation year” shall mean the Company’s fiscal year.

(c)      Annual Option Grant. For each compensation year during the Term and commencing with the 2018/2019 compensation year, Executive will be entitled to receive an annual option grant (the “Annual Grant”), payable with respect to each compensation year of the Term, within ninety (90) days of the completion of such compensation year, provided Executive is employed by the Company on such date. The final determination on the amount, if any, of the Annual Grant will be made by, and in the sole discretion of the Compensation Committee (or the Board, if such committee has been dissolved), based on goals and objectives approved by the Compensation Committee of the Board (or the Board, if such committee has been dissolved). The target Annual Grant for the 2018/2019 compensation year will be $750,000. The Annual Grant shall have a term of ten years and shall vest in four (4) equal installments on each of the succeeding four anniversary dates of the date of grant, provided Executive remains continuously employed by Company through each such vesting date. The Annual Grant shall be made pursuant to the Soliton, Inc. 2018 Stock Plan, and shall in all respects be subject to the terms and conditions of such plan.

4.       Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement, upon presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Executive. In no event shall any reimbursement be paid by the Company after the end of the calendar year following the calendar year in which the expense is incurred by the Executive. The Company will reimburse Executive for costs and fees associated with the review of this Agreement, in an amount not to exceed $10,000.

5.                     Benefits.

(a)       Vacation and Sick Leave. Executive shall be entitled to four (4) weeks of vacation per year and six (6) days of sick leave per year, in accordance with the Company’s applicable policies.

(b)       Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

6.                   Termination.

(a)      Termination at the Company’s Election.

(i)      For Cause. Executive’s employment may be terminated during the Term by the Company at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) engages in conduct that constitutes gross negligence or willful misconduct, other than as a result of any Disability; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; (D) engages in any inappropriate or improper conduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement. To the extent any act or claim allegedly giving rise to Cause may be cured, the Company shall provide Executive with written notice within thirty (30) days of the first instance of the act or claim allegedly giving rise to Cause and Executive shall have thirty (30) days to cure such act or claim. For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Company.

(ii)      Upon Disability. If a Disability (as defined below) of Executive has occurred, the Company may give to Executive written notice of its intention to terminate Executive’s engagement. In such event, Executive’s engagement shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive is entitled to receive long-term disability benefits under Company’s long-term disability plan, or if there is no such plan, Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual on account of Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then Executive’s employment shall not be deemed terminated by Company. To the extent the Company does not have a long-term disability plan, any question as to the existence of Executive’s Disability as to which Executive and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Company. If Executive and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Company and Executive shall be final and conclusive for all purposes of this Agreement.

(iii)      Upon Death or Without Cause. The Company may terminate Executive’s employment at any time during the Term: (A) upon Executive’s death or (B) with thirty (30) days prior written notice, at any time Without Cause for any or no reason.

(b)      Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to Section 12 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive thirty (30) days’ Base Salary in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall be deemed to exist: (i) if the Board, or the board of directors or managers of any successor entity of the Company, removes the Executive as the CEO/CSO of the Company; (ii) if the Company requires Executive, without Executive’s consent, to be based at any office located more than 40 miles from the Company’s current headquarters in Houston, Texas; (iii) if there is a material reduction of Executive’s Base Salary below the amount specified in Section 3(a), other than a general reduction in Base Salary that affects all similarly situated employees of Company in substantially the same proportions; (iv) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the CEO/CSO of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith; or (v) a material breach by the Company of this Agreement, or any other agreement entered into between the Company and Executive. Good Reason shall not exist hereunder unless the Executive provides notice in writing to the Company of the existence of a condition described above within a period not to exceed ninety (90) days of Executive learning of the facts that give rise to the claim of Executive’s intent to terminate for Good Reason, and with respect to subsection (v) of this section, to the extent such material breach may be cured, the Company does not remedy the condition within thirty (30) days of receipt of such notice.

(c)      Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Base Salary through the date of employment termination, (ii) any unpaid Annual Bonus for the compensation year prior to the compensation year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) any accrued but unused vacation or paid time off in accordance with the Company’s policy, (iv) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 4, and (v) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement.

7.                    Severance.

(a)      Subject to Section 7(b) below, if Executive’s employment is terminated prior to the end of the Term by the Company without Cause (and for other than death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive a severance payment equal to (i) twelve months of Executive’s Base Salary, and (ii) a pro rata portion of the target Annual Bonus for the compensation year in which such termination occurs. Such severance payment shall be made in a single lump sum sixty (60) days following such termination, provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company. Such general release shall be delivered on or about the date of termination and must be executed within twenty-one (21) days of delivery of the release.

(b)      If Executive's employment is terminated prior to the end of the Term by the Company without Cause (and for other than Disability) or by Executive for Good Reason, and if Executive is eligible for and elects to continue to participate in the Company’s medical and dental benefit programs pursuant to COBRA and applicable state continuation laws and regulations, the Company will continue to pay the same portion of Executive's medical and dental insurance premiums under COBRA as during active employment (for Executive and eligible spouse and dependents) until the earlier of: (1) twelve months from Executive's termination of employment; or (2) the date Executive is eligible for medical and/or dental insurance benefits from another employer.

(c)      Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a “separation from service” within the meaning of Section 409A.

8.                    Confidentiality Agreement; Inventions.

(a)      Executive understands that during the Term he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information pertaining to patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no action of Executive. Notwithstanding the foregoing, however, (i) Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies promptly the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy, and (ii) nothing herein shall prohibit Executive from reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, or making disclosures that are otherwise protected under applicable law or regulation. The Company acknowledges that Confidential Information does not include, and Executive’s obligations of confidence do not apply to, that which was already known to Executive, prior to becoming affiliated with the Company in any capacity, including but not limited to, as an officer, director, employee or consultant to the Company, or which is now publicly available or which becomes publicly available in the future other than by breach of this Agreement by Executive, or which is disclosed to Executive by third parties under no obligation of confidence to the Company.

(b)      During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive’s possession, custody or control.

(c)      Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment, whether pursuant to this Agreement or pursuant to any prior employment or consulting agreement. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the Company’s business or to the current or anticipated research or development of the Company or any of its Affiliated Entities, as evidenced by written documentation; or (b) results in any way from his work at the Company.

(d)      Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

(e)      During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f)      Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9.                Non-solicitation; non-competition. (a) Executive agrees that, during the Term and until twelve months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the six (6) months prior to the termination of Executive’s employment, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

(b)      Executive further agrees that, during the Term and until twelve months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, or (iii) request any present or future customers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities. These obligations will continue for the specified period regardless of whether the termination of Executive’s employment was voluntary or involuntary or with or without Cause or for any other reason.

(c)      “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged (a) in the development, manufacture, marketing, distribution or sale of, or research directed to the development, manufacture, marketing, distribution or sale of medical or aesthetic solutions or devices in the following markets: tattoo-removal, the reduction of cellulite, improvement of skin laxity, reduction of subcutaneous fat, or (b) in any other business activity carried on or planned to be carried on by the Company or any subsidiaries of the Company during the Term.

(d)      “Territory” shall mean (i) the United States, and (ii) any foreign jurisdiction in which the Company or any subsidiary of the Company is then conduting clinical trials, providing services or products, or marketing its services or products (or engaged in active discussions to provide such services).

(e)       Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 9 are too restrictive to be enforceable, the court shall reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in this Section 9 shall be deemed to be a series of separate covenants, one for each and every state, territory or jurisdiction of the United States and any foreign country set forth therein.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

10.                 Representation and Warranty. The Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

11.                  Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 8 and 9 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 8 and 9 of this Agreement.

12.                  Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

(a)   If to Executive, to:

Christopher Capelli_

3826 Swarthmore St.

Houston, TX 77005

(b)   If to the Company, to:

Soliton, Inc.

5304 Ashbrook Drive

Houston, Texas 77081

Attention: President

13.            Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14.             Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

15.             Indemnification/D&O Insurance. The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate from time-to-time, and the Executive shall be covered by such insurance, pursuant to the terms of the applicable plan(s) and policy(ies), to the same extent as similarly situated officers and directors of the Company.

16.            Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Harris County, Texas.

17.             Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

18.           Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

19.           Entire Agreement. This Agreement (together with Appendix A hereto) embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

SOLITON, INC.

	By:	/s/ Lori Bisson
Name: Lori Bisson Title: Chief Financial Officer, Executive Vice-President
Agreed to and Accepted:

/s/ Christopher Capelli

Date: February 25, 2019

APPENDIX A

●	Wireless recharging technologies … University of Pittsburgh/ Powercast
●	Antimicrobial silver compositions… BioInterface Technologies
●	Adult muscle stem cell technology… University of Pittsburgh/Cook Myosite
●	RFID and Antenna technologies…University of Pittsburgh
●	Compositions for the treatment of matrix metalloproteinases…BioInterface Technologies
●	Methods of risk-adjusted performance analysis…University of Texas
●	Tunable sunblock agents… University of Texas
●	Devices and methods for inhibiting fibrosis using carbon monoxide compounds… University of Texas
●	Biological fluid measuring devices… Markwell Medical/Dexcom
●	Volatile anesthetic compositions… University of Texas/Vapogenics
●	Robotic infusion mixer and transportable cartridge systems…University of Texas
●	The technologies covered by patents filed prior to March 27, 2012 and subsequent expansions of such patents.